Form C

Cover Page

Name of issuer:

GLG Pharma, LLC

Legal status of issuer:

Form: Limited Liability Company

Jurisdiction of Incorporation/Organization: FL

Date of organization: 5/18/2009

Physical address of issuer:

601 Heritage Drive, Suite 236
Jupiter FL 33458

Website of issuer:

http://www.glgpharma.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

5.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

Securities equal to 2.0% of the securities sold will be issued to the intermediary upon a successful fundraise.

Type of security offered:

- ☐ Common Stock
- ☐ Preferred Stock
- ☐ Debt
- ☑ Other

If Other, describe the security offered:

Simple Agreement for Future Equity (SAFE)

Target number of securities to be offered:

250,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $250,000; interests will be sold in increments of $1; each investment is convertible to one unit as described under Item 13.

Target offering amount:

$250,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,070,000.00

Deadline to reach the target offering amount:

11/21/2018

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

12

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$1,296,430.00	$196,141.00
Cash & Cash Equivalents:	$3,445.00	$1,670.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$3,299,466.00	$3,096,239.00
Long-term Debt:	$0.00	$129,990.00
Revenues/Sales:	$1,145,038.00	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	$1,027,052.00	($587,604.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

GLG Pharma, LLC

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Hector J. Gomez, MD, PhD	Medical Doctor	GLG Pharma	2009
Richard Gabriel, BS, MBA	COO	GLG Pharma	2009

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Hector J. Gomez, MD, PhD	CEO	2009
Hector J. Gomez, MD, PhD	President	2009
Hector J. Gomez, MD, PhD	Co-founder	2009
Richard Gabriel, BS, MBA	COO & Co-Founder	2009
Tony Frudakis, Ph.D.	Vice President	2017

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Hector J. Gomez	1000000.0 Class B	50.0
Richard Gabriel	1000000.0 Class B	50.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> The Company may never complete a successful financing round and will remain underfunded and not receive any further funding and have to close operations or sell the company

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

The Company may never be sold and the value of the invested capital never reaches the expectations of the investor. The Company technology may not be acceptable to approval agencies and fail to deliver its expected goals and objectives

The Company's objective of combining patient genetics, cancer genetics along with novel cancer cell technology may never reach the market and become outdated by newer technologies that are more robust and efficacious.

The Company may not reach its minimum investment target of $250,000 and all funds will be returned to the investors.

The Company may not reach its goal of becoming a public entity and may not reach its intended funding requirements in an Initial Public Offering.

The Company technology may fail at delivering its intended results as well as having its drug(s) or drug(s) candidates fail in development. All invested capital may be lost as a result of the drug(s) failure(s). In addition, the company may be liable performing tests and treatments with clients.

The Company may not be able to protect its Intellectual Property and lose its ability to make, sell or market its Gx-C3 products and technologies as well as its STAT3 inhibitors and STAT3 diagnostics to larger and more powerful competitors

Our future success depends on the efforts of a small management team. The loss of services of the members of the management team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

The Company has partnerships with Helomics and Precision Therapeutics and plans to share intellectual property in the future. Damages or changes to those relationships could affect business operations and success.

The company is subject to government regulations, specifically those under HPPA, the FDA, and other global agencies. Changes in regulation may significantly affect our business and our products. Any new regulations or revisions, or reinterpretations of existing regulations, may impose additional costs or change the way our company operates.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the Offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from this Offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$250,000**

Use of Proceeds:

85% -- Fund on-going operations and focus on developing the STAT3 diagnostic coupled to testing patients using Gx-C3 cell culture technologies.

10% -- Prepare for another round of financing as soon as possible

5% -- Wefunder Intermediary Fee

If we raise: **$1,070,000**

Use of Proceeds:

75% -- Fund on-going operations and continue rollout of Gx-C3 technology with our operations in Poland using clinical trial patients from the Triple Negative Breast Cancer and Ovarian cancer trials that we will be running starting in the second quarter of this year.

10% -- Work with Precision Therapeutics (Helomics) for combining our technology focused on STAT3 inhibitors using D-Chip and ChemoFx platforms along with our genetics.

10% -- File third grant application on Gx-C3 in Europe.

5% -- Wefunder Intermediary Fee

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 450 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 450 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

To view a copy of the SAFE you will purchase, please see
Appendix B, Investor Contracts.

The main terms of the SAFEs are provided below.

The SAFEs. We are offering securities in the form of a Simple Agreement for Future Equity ("SAFE"), which provides Investors the right to **units** in the Company ("**Units**"), when and if the Company sponsors an equity offering that involves **Units**, on the standard terms offered to other Investors.

Conversion to Equity. Based on our SAFEs, when we engage in an offering of equity interests involving **Units**, **Investors will receive a number of Units** calculated using the method that results in the greater number of **Units**:

- (i) the total value of the Investor's investment, divided by (a) the price of **Units** issued to new Investors multiplied by (b) the discount rate (85%) , or
- (ii) if the valuation for the company is more than **$15 million** (the "Valuation Cap"), the amount invested by the Investor divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.
- (iii) for investors up to the first $250,000 of the securities, investors will receive a valuation cap of $12 million and a discount rate of 80%

Additional Terms of the Valuation Cap.
For purposes of option (ii) above, the Company's capitalization will be measured as all **units** outstanding at the time, not including any SAFEs or convertible notes, plus any **units** reserved and available for future grant under any equity incentive or similar plan of the Company or to be created or increased in connection with our equity offering at that time.

Investors who receive **Units** subject to the Valuation Cap will also receive dividend rights.

Voting Rights. Investors do not have voting rights.

Private Sales for Major Investors. **Investors who invest at least $25,000 and are "accredited investors" will receive the right to purchase a pro-rata share of privately placed securities occurring after an equity offering covered by the SAFEs.**

Execution. Investors who invest less than **$25,000** will typically not execute transaction documents in order to receive Units at the time of an applicable equity offering. Instead, a "Designated Lead Investor" will execute the documents for them, provided that the documents are consistent with the **Units** received by new investors in the Company, modified, if applicable, based on the terms of the SAFE.

Liquidity Events.
If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to Investors in the SAFEs receiving **Units**, Investors will receive, at their option, either

- (i) cash in the amount of their investment or
- (ii) **units** equal to the amount invested by the Investor in the SAFEs divided by the quotient of (a) the Valuation Cap divided by (b) the number of outstanding **Units**, but excluding any **units** reserved and available for future grant under any equity incentive or grant, SAFEs, and/or convertible promissory notes.

If there is not enough cash available to pay other holders of Units and SAFE Investors who choose option (i), funds will be distributed first to other holders of **Units** and then holders of the SAFEs on a pro-rata basis. Any remaining amounts will be paid in **units**. In this scenario, the amounts payable to SAFE Investors may be reduced under certain circumstances, such that Investors may not recoup part or all of their investment from the Company.

Termination of the Company.
If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of securities involving **Units**, the Company will pay first the other holders of existing **Units**, based on the terms of the Company's certificate of incorporation, and then holders of the SAFEs. If there are not sufficient Company assets to pay holders of the SAFEs the amount of their investments, as determined by the Company's management, payments will be made on a pro-rata basis. In this case, Investors may not recoup part or all of their investment from the Company.

Repurchases. If the Company determines, in its sole discretion, that it is likely that within six months the securities of the Company will be held of record by a number of persons that would require the Company to register a class of its equity securities under the Securities Exchange Act of 1934, as amended, as required by Section 12(g) thereof, the Company shall have the option to repurchase this instrument from the Investor for the greater of (i) the Purchase Amount and (ii) the fair market value of this instrument, as determined by an independent appraiser of securities chosen by the Company.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

Any provision of this instrument may be amended, waived or modified as follows:

(i) if the Investor **<u>is not</u>** a Major Investor, any provision of this instrument (other than the Valuation Cap) may be amended, waived or modified only upon the written consent of the Company and either (A) the Designated Lead Investor or (B) the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors;

(ii) if the Investor **<u>is</u>** a Major Investor, any provision of this instrument (other than the Valuation Cap) may be amended, waived or modified only upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors who are Major Investors; and

(iii) regardless of whether the Investor **is** or **is not** a Major Investor, the Valuation Cap may be amended, waived or modified only (i) upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors or (ii) as contemplated in the definition of Valuation Cap.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Class B	10,000,000	4,176,380	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	5,098,380
Options:	

Describe any other rights:

All current unitholders have Class B units, which do not have voting rights or liquidation preferences. At public offering the company intends to convert from an LLC to a C-corp. At that point Class B units will convert to common shares, along with warrants and convertible notes. The company will authorize preferred units to investors of the SAFE at a qualifying event.

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering).

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

None

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the unitholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the unitholders** may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The unitholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The unitholders have the right to redeem their securities at any time. **Unitholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional units, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of **units**. As discussed in Question 13, when we engage in an offering of equity interests involving **Units**, Investors may receive a number of **Units** calculated as either (i) the total value of the Investor's investment, divided by the price of the **Unit** being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the **Units** that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our **management**. Among the factors we may consider in determining the price of **Units** are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

In the future, we will perform valuations of our **units** that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Management, and the Investor will have no independent right to name or remove an officer or member of the Management of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from unitholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company to manage the Company so as to maximize value for unitholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company. If the Management of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its unitholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	Town of Jupiter Florida-Seacoast Bank
Issue date	06/28/10
Amount	$466,000.00
Outstanding principal plus interest	$220,000.00 as of 03/12/18
Interest rate	8.0% per annum
Maturity date	12/21/18
Current with payments	Yes

We are located in Jupiter, FL and this is a local fund to help start businesses. They have been exceptionally supportive of GLG Pharma

Loan

Lender	Paragon Corporation
Issue date	10/05/10
Amount	$250,000.00
Outstanding principal plus interest	$95,000.00 as of 03/12/18
Interest rate	8.0% per annum
Maturity date	06/25/18
Reason for late payments	Negotiating final payment plan

Paragon is a not-for-profit and owns Class B shares in the company. It was a debt instrument and Paragon and GLG are in negotiations to term out the remaining interest balance. The principal has been paid off.

Loan

Lender	MPI Research
Issue date	03/03/11
Amount	$200,000.00
Outstanding principal plus interest	$296,000.00 as of 03/13/18
Interest rate	8.0% per annum
Maturity date	03/05/20
Reason for late payments	A convertible note at GLG's decision and we will convert at an IPO or on sale of GLG Pharma

Simple interest compounds annually. Converts at $2.00 per share at IPO or sale of the company

Loan

Lender	Enterprise Florida
Issue date	04/27/11
Amount	$50,000.00
Outstanding principal plus interest	$65,000.00 as of 03/12/18
Interest rate	5.0% per annum
Maturity date	04/27/20
Reason for late payments	A non recourse loan from the State of Florida to start GLG Pharma. We will retire the note plus interest when the company goes public or is bought.

simple interest compounded annually on principal amount

Loan

Lender	Florida Institute for Commercial Research (FICR)
Issue date	05/10/12
Amount	$300,000.00
Outstanding principal plus interest	$361,000.00 as of 03/12/18
Interest rate	8.0% per annum
Maturity date	10/31/18
Current with payments	Yes

Paying $2,000 per month with a payment in October. We will likely term out the loan over a 5 year period using traditional banking.

Loan

Lender	Biofrontera AG
Issue date	04/01/13
Amount	$500,000.00
Outstanding principal plus interest	$200,000.00 as of 03/12/18
Interest rate	12.0% per annum
Maturity date	04/01/20
Current with payments	Yes

The loan is convertible by GLG Pharma for remaining principal and interest at our call. We will do so just prior to going public. It is a combination of a loan and a convertible debenture with warrants.

Loan

Lender	Alchem Laboratories Corporation
Issue date	04/06/15
Amount	$62,500.00
Outstanding principal plus interest	$47,500.00 as of 03/12/18
Interest rate	0.0% per annum
Maturity date	04/06/19
Current with payments	Yes

We are entering into a supply agreement that sets off the remaining balance once agreement is completed

Convertible Note

Issue date	03/05/11
Amount	$200,000.00
Interest rate	8.0% per annum
Discount rate	0.0%
Valuation cap	$8,000,000.00
Maturity date	06/01/18

GLG Pharma can convert at its option and will do so on either a public offering or a sale of the company

Convertible Note

Issue date	10/30/12
Amount	$10,000.00
Interest rate	8.0% per annum
Discount rate	0.0%
Valuation cap	$8,000,000.00
Maturity date	10/30/15

GLG retains the right to convert to equity. Automatic conversion occurs either at a public offering or at a sale of the company.

Convertible Note

Issue date	10/10/13
Amount	$25,000.00
Interest rate	8.0% per annum
Discount rate	0.0%
Valuation cap	$8,000,000.00
Maturity date	10/10/16

GLG Pharma has the right to convert note including interest into shares or pay off the balance. Conversion can be done at a public offering or sale of the company.

Convertible Note

Issue date	05/20/15
Amount	$50,000.00
Interest rate	8.0% per annum
Discount rate	0.0%
Valuation cap	$12,000,000.00
Maturity date	05/19/18

Note will convert by GLG Pharma or a public offering or sale of the company

Convertible Note

Issue date	05/20/15
Amount	$50,000.00
Interest rate	8.0% per annum
Discount rate	0.0%
Valuation cap	$12,000,000.00
Maturity date	05/19/18

Conversion of note to shares at GLG Pharma's call or at a public offering or sale of the company

Convertible Note

Issue date	07/16/15
Amount	$15,000.00
Interest rate	8.0% per annum
Discount rate	0.0%
Valuation cap	$12,000,000.00
Maturity date	08/16/18

GLG has the option to convert and automatic conversion at either a public offering or a sale of the company.

Convertible Note

Issue date	12/31/15
Amount	$6,200.00
Interest rate	8.0% per annum
Discount rate	0.0%
Valuation cap	$12,000,000.00
Maturity date	12/30/19

Note converts on IPO for GLG Pharma or upon acquisition of GLG Pharma

Convertible Note

Issue date	12/31/15
Amount	$6,190.00
Interest rate	8.0% per annum
Discount rate	0.0%
Valuation cap	$12,000,000.00
Maturity date	12/31/19

The Notes accrue interest at the rate of 8% per annum and are subordinated to certain other obligations yet to be incurred by the Company (e.g. bank loans, financing agreements, etc.). They mature in early 2019, and are also convertible to equity at the option of the lender at a cost of $3.00 per membership unit.

Convertible Note

Issue date	12/13/16
Amount	$216,191.00
Interest rate	8.0% per annum
Discount rate	0.0%
Valuation cap	$12,000,000.00
Maturity date	01/01/19

The Notes accrue interest at the rate of 8% per annum and are subordinated to certain other obligations yet to be incurred by the Company (e.g. bank loans, financing agreements, etc.). They mature in early 2019, and are also convertible to equity at the option of the lender at a cost of $3.00 per membership unit.

Convertible Note

Issue date	12/31/16
Amount	$42,557.00
Interest rate	8.0% per annum
Discount rate	0.0%
Valuation cap	$12,000,000.00
Maturity date	01/01/19

The Notes accrue interest at the rate of 8% per annum and are subordinated to certain other obligations yet to be incurred by the Company (e.g. bank loans, financing agreements, etc.). They mature in early 2019, and are also convertible to equity at the option of the lender at a cost of $3.00 per membership unit.

Convertible Note

Issue date	12/31/16
Amount	$42,557.00
Interest rate	8.0% per annum
Discount rate	0.0%
Valuation cap	$12,000,000.00
Maturity date	12/31/19

The Notes accrue interest at the rate of 8% per annum and are subordinated to certain other obligations yet to be incurred by the Company (e.g. bank loans, financing agreements, etc.). They mature in early 2019, and are also convertible to equity at the option of the lender at a cost of $3.00 per membership unit.

Convertible Note

Issue date	12/31/17
Amount	$1,100.00
Interest rate	8.0% per annum
Discount rate	0.0%
Valuation cap	$12,000,000.00
Maturity date	12/31/19

The Notes accrue interest at the rate of 8% per annum and are subordinated to certain other obligations yet to be incurred by the Company (e.g. bank loans, financing agreements, etc.). They mature in early 2019, and are also convertible to equity at the option of the lender at a cost of $3.00 per membership unit.

Convertible Note

Issue date	12/31/17
Amount	$28,700.00
Interest rate	8.0% per annum
Discount rate	0.0%
Valuation cap	$12,000,000.00
Maturity date	01/01/19

The Notes accrue interest at the rate of 8% per annum and are subordinated to certain other obligations yet to be incurred by the Company (e.g. bank loans, financing agreements, etc.). They mature in early 2019, and are also convertible to equity at the option of the lender at a cost of $3.00 per membership unit.

Convertible Note

Issue date	03/01/18
Amount	$14,047.00
Interest rate	8.0% per annum
Discount rate	0.0%
Valuation cap	$12,000,000.00
Maturity date	01/01/19

The Notes accrue interest at the rate of 8% per annum and are subordinated to certain other obligations yet to be incurred by the Company (e.g. bank loans, financing agreements, etc.). They mature in early 2019, and are also convertible to equity at the option of the lender at a cost of $3.00 per membership unit.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
7/2015	Other	Convertible Note	$15,000	General operations
10/2015	Other	Common stock	$65,000	General operations
10/2015	Other	Common stock	$25,000	General operations
12/2015	Other	Convertible Note	$6,200	General operations
12/2015	Section 4(a)(2)	Convertible Note	$6,190	General operations
12/2016	Section 4(a)(2)	Convertible Note	$216,191	General operations
12/2016	Section 4(a)(2)	Convertible Note	$42,557	General operations
12/2016	Section 4(a)(2)	Convertible Note	$42,557	General operations
8/2017	Other	Common stock	$980,000	General operations
12/2017	Section 4(a)(2)	Convertible Note	$28,700	General operations
12/2017	Section 4(a)(2)	Convertible Note	$1,100	General operations
3/2018	Section 4(a)(2)	Convertible Note	$14,047	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Richard Gabtiel
Amount Invested	$14,047.00
Transaction type	Convertible note
Issue date	03/01/18
Interest rate	8.0% per annum
Discount rate	0.0%
Maturity date	01/01/19
Valuation cap	$12,000,000.00
Relationship	Chief Operating Officer and Co-Founder

The Notes accrue interest at the rate of 8% per annum and are subordinated to certain other obligations yet to be incurred by the Company (e.g. bank loans, financing agreements, etc.). They mature in early 2019, and are also convertible to equity at the option of the lender at a cost of $3.00 per membership unit.

Name	Richard Gabriel
Amount Invested	$1,100.00
Transaction type	Convertible note
Issue date	12/31/17
Interest rate	8.0% per annum
Discount rate	0.0%
Maturity date	01/01/19
Valuation cap	$12,000,000.00
Relationship	Chief Operating Officer and Co-Founder

The Notes accrue interest at the rate of 8% per annum and are subordinated to certain other obligations yet to be incurred by the Company (e.g. bank loans, financing agreements, etc.). They mature in early 2019, and are also convertible to equity at the option of the lender at a cost of $3.00 per membership unit.

Name	Paragon Corporation
Amount Invested	$250,000.00
Transaction type	Loan
Issue date	10/04/10
Outstanding principal plus interest	$95,000.00 as of 05/24/18
Interest rate	8.0% per annum
Maturity date	06/25/18
Outstanding	Yes
Relationship	Share holder in GLG Pharma

Paragon is a not-for-profit and owns Class B shares in the company. It was a debt instrument and Paragon and GLG are in negotiations to term out the remaining interest balance. The principal has been paid off.

Name	Hector J Gomez
Amount Invested	$42,557.00
Transaction type	Convertible note
Issue date	12/31/16
Interest rate	8.0% per annum
Discount rate	0.0%
Maturity date	01/01/19
Valuation cap	$12,000,000.00
Relationship	CEO and Co-Founder

The Notes accrue interest at the rate of 8% per annum and are subordinated to certain other obligations yet to be incurred by the Company (e.g. bank loans, financing agreements, etc.). They mature in early 2019, and are also convertible to equity at the option of the lender at a cost of $3.00 per membership unit.

Name	Richard Gabriel
Amount Invested	$30,000.00
Transaction type	Convertible note
Issue date	12/18/17
Interest rate	8.0% per annum
Discount rate	0.0%
Maturity date	01/01/19
Valuation cap	$12,000,000.00
Relationship	Officer and Co-Founder

The Notes accrue interest at the rate of 8% per annum and are subordinated to certain other obligations yet to be incurred by the Company (e.g. bank loans, financing agreements, etc.). They mature in early 2019, and are also convertible to equity at the option of the lender at a cost of $3.00 per membership unit.

Name	Richard Gabriel
Amount Invested	$216,191.00
Transaction type	Convertible note
Issue date	12/31/16
Interest rate	8.0% per annum
Discount rate	0.0%
Maturity date	01/01/19
Valuation cap	$12,000,000.00
Relationship	Chief Operating Officer and Co-Founder

The Notes accrue interest at the rate of 8% per annum and are subordinated to certain other obligations yet to be incurred by the Company (e.g. bank loans, financing agreements, etc.). They mature in early 2019, and are also convertible to equity at the option of the lender at a cost of $3.00 per membership unit.

Name	Richard Gabriel
Amount Invested	$6,190.00
Transaction type	Convertible note
Issue date	12/31/15
Interest rate	8.0% per annum
Discount rate	0.0%
Maturity date	01/01/19
Valuation cap	$12,000,000.00
Relationship	Chief Operating Officer- Co-Founder

The Notes accrue interest at the rate of 8% per annum and are subordinated to certain other obligations yet to be incurred by the Company (e.g. bank loans, financing agreements, etc.). They mature in early 2019, and are also convertible to equity at the option of the lender at a cost of $3.00 per membership unit.

Name	Hector J Gomez
Amount Invested	$28,700.00
Transaction type	Convertible note
Issue date	12/31/17
Interest rate	8.0% per annum
Discount rate	0.0%
Maturity date	01/01/19
Valuation cap	$12,000,000.00
Relationship	CEO and Co-Founder

The Notes accrue interest at the rate of 8% per annum and are subordinated to certain other obligations yet to be incurred by the Company (e.g. bank loans, financing agreements, etc.). They mature in early 2019, and are also convertible to equity at the option of the lender at a cost of $3.00 per membership unit.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Standard practice for treating ovarian cancer -- currently affecting 22,000+ American women -- is a combination of two drugs called Cisplatin and Taxol. The problem? Only 40% of women treated this way survive. We're an oncology company focused on helping those women respond more successfully to treatment by inhibiting STAT3, a mechanism found in 30+ cancer types. We've found that inhibiting this mechanism makes treatment 10-20% more effective, which would save thousands of lives per year.

If we can isolate enough tissue to understand why 40% of women don't respond to the leading treatment -- which no one else has figured out yet -- we could move that percentage to between 45-50%. Combined with our STAT3 research, we think that in the next 5 years, we could raise that response rate to 60% - 70%. By combining this research with new combination therapies and diagnostics, we could permanently improve cancer treatment while aiming to achieve sales of $250 million in 5 years.

Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

GLG Pharma, LLC was incorporated in the State of Florida in May 2009.

Since then, we have:

- Selected by the National Cancer Institute's PREVENT Cancer Preclinical Drug Development Program for breast cancer.
- Founder has taken 10 approved drugs to the FDA & EMA and failed only once.
- Received $3.7MM grant from EU supported fund in Poland for Triple Negative Breast Cancer Treatment.
- Launched a public subsidiary on Warsaw- New Connect exchange under the symbol GLG.
- Created a development agreement for diagnostics development with Helomics Corporation and Skyline Medical, Inc.
- In 2018, completing and filing two additional grants with Quick Path program in Poland for ovarian, uterine, cervical (2017) and fallopian cancers.
- Through our UK subsidiary, won £100K grant to apply the Gx-C3 platform for better outcomes in childhood brain tumors.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $1,145,038 compared to the year ended December 31, 2016, when the Company had revenues of $0.
- *Assets.* As of December 31, 2017, the Company had total assets of $1,296,430, including $3,445 in cash. As of December 31, 2016, the Company had $196,141 in total assets, including $1,670 in cash.
- *Net Income.* The Company has had net income of $1,027,052 and net losses of $587,604 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

- *Liabilities.* The Company's liabilities totaled $3,299,466 for the fiscal year ended December 31, 2017 and $3,226,229 for the fiscal year ended December 31, 2016.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $1,828,500 in debt, $1,230,000 in equity, and $707,542 in convertibles.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 12 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 6 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

GLG Pharma, LLC cash in hand is $38,000, as of February 2018. Over the last three months, revenues have averaged $0/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $9,000/month, for an average burn rate of $9,000 per month. Our intent is to be profitable in 36 months.

GLG Pharma has partnerships with both Helomics and Precision Therapeutics, but has not transferred any assets, capital, or intellectual property with either of the businesses. It plans to collaborate with Helomics and Precision Therapeutics in the future and share intellectual property. In addition, in 2016, the Company entered into agreements to create two subsidiaries to license and distribute its products in Europe. Due to contractual and regulatory obligations in the countries where GLG Pharma SAS and GLG Pharma operate, the Company's management does not exercise direct control over the subsidiaries. As a result, their operating history has not been consolidated in the Company's financial statements.

The Company's subsidiary in which it has invested raised $980,000 to support its Triple Negative Breast Cancer (TNBC) project in August of 201 7. The trial will start during the second quarter of 2018 in Poland. A second grant is under review for breast cancer by the NCBR agency in Poland using a partner's novel technology for nanoformulation of Docetaxel in breast cancer in combination with our STAT3 inhibitors.

The Company is filing a grant application in Poland with its partner, Precision Therapeutics (Helomics) for its use of technologies what we call Gx-C3 in combination with standard line chemotherapy agents and re-purposed, previously approved drugs that inhibit STAT3 and therefore has a lower cost to market as well as a shorter time to approval of a combination therapy in the US as well as in Europe. The grant award from the NCBR of $2.7MM over three years is NOT reflected in our financials as it is not considered 'income'. The Company does NOT consolidate its investment financials into its own financials but rather they are separate financial statements. The Company owns 4.5MM shares of the company GLG Pharma, SA.

Additionally, the US National Cancer Institute's Prevent Cancer Program has been funding our lead New Chemical Entity for the long term treatment of Breast Cancer (TNBC) for 10 month toxicology and efficacy studies and have expanded the use of GLG-302 into bladder cancer as well. The NCI has thus far spent nearly $4.5MM and none of that capital comes to GLG but the rights to the information does. A patent was filed for the formulation of GLG-302 by inventors at the NCI as well as GLG and is in process. This patent covers the novel formulation of GLG-302 for use as an intravenous and intraperitoneal use in cancer patients.

In 2017, the Company realized revenue from the sale of a licensing agreement to GLG Pharma, SA, a foreign subsidiary. Outside of that, the company is pre-revenue. Research and development costs stopped in 2017 as the company focused on running existing operations.
The company expects its expenses to increase as more capital comes to the company from its investors. Over the next 3-6 months there is no expectation of any revenue. However the Company has applied for an additional multi-year grant and will continue to apply for other grants. It recently won a grant in the UK for the use of STAT3 inhibitors, STAT3 diagnostic and the Gx-C3 platform for glioma. The grant was for 100,000 pounds and will start in the second quarter of 2018.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

- i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
- ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
- iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

- i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
- ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
- iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

- i. at the time of the filing of this offering statement bars the person from:
  - A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No
  - B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No
  - C. engaging in savings association or credit union activities?☐ Yes ☑ No
- ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

- i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No
- ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No
- iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

- i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No
- ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.glgpharma.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

- Early Bird SAFE (Simple Agreement for Future Equity)
- SAFE (Simple Agreement for Future Equity)

Appendix C: Financial Statements

- Financials 1

Appendix D: Director & Officer Work History

- Hector J. Gomez, MD, PhD
- Richard Gabriel, BS, MBA
- Tony Frudakis, Ph.D.

Appendix E: Supporting Documents

- Operating_agr_040111.pdf



INVEST IN GLG PHARMA

Saving lives with next-generation ovarian cancer treatments

$0
raised of $250K goal

$100 min **INVEST**
by Wefunder Portal LLC

Future Equity (SAFE)

$15M valuation cap | **15%** discount

A SAFE gives you the right to future shares in GLG Pharma. If you invest, you're betting the company will be worth more than $15M in the future.

INVEST $25K FOR PRO RATA RIGHTS.

EARLY BIRD BONUS: $12M Valuation Cap & 20% Discount
Investors who fund up to the first $250K of this fundraise will invest in a SAFE with a $12M valuation cap & 20% discount.

INVESTOR PERKS

$250+	A Modern signed First Edition hardback book, our choice
$500+	A Lobster dinner for two of Maine Lobsters
$1,000+	A Surf and Turf dinner for two of Maine Lobster
$2,500+	A family lobster feast for 4 people of Maine lobster
$5,000+	A family lobster feast for 4 people and a free DNA ancestry test from 23andMe or other firm
$7,500+	A family lobster feast for 4 people, an ancestry DNA test and a 50% discount on a whole genome test
$10,000+	A family lobster feast for 4 people, ancestry DNA test, and a free whole genome test

"Standard practice for treating ovarian cancer -- currently affecting 22,000+ American women -- is a combination of two drugs called Cisplatin and Taxol. The problem? Only 40% of women treated this way survive. We're an oncology company focused on helping those women respond more successfully to treatment by inhibiting STAT3, a mechanism found in 30+ cancer types. We've found that inhibiting this mechanism makes treatment 10-20% more effective, which would save thousands of lives per year.



Richard Gabriel
COO AND CO-FOUNDER, GLG PHARMA

OUR AMBITION

If we can isolate enough tissue to understand why 40% of women don't respond to the leading treatment -- which no one else has figured out yet -- we could move that percentage to between 45-50%. Combined with our STAT3 research, we think that in the next 5 years, we could raise that response rate to 60% - 70%. By combining this research with new combination therapies and diagnostics, we could permanently improve cancer treatment while aiming to achieve sales of $250 million in 5 years.

KEY FACTS

- Selected by the National Cancer Institute's PREVENT Cancer Preclinical Drug Development Program for breast cancer.
- Founder has taken 10 approved drugs to the FDA & EMA and failed only once.
- Received $3.7MM grant from EU supported fund in Poland for Triple Negative Breast Cancer Treatment.
- Launched a public subsidiary on Warsaw- New Connect exchange under the symbol GLG.
- Created a development agreement for diagnostics development with Helomics Corporation and Skyline Medical, Inc.
- In 2018, completing and filing two additional grants with Quick Path program in Poland for ovarian, uterine, cervical (2017) and fallopian cancers.
- Through our UK subsidiary, won £100K grant to apply the Gx-C3 platform for better outcomes in childhood brain tumors.

DOCUMENTS

GLG_Pharma_Pitch_Deck.pdf

glgpharma.com

TECH ARTIFICIAL INTELLIGENCE BIO TECH MEDICAL DEVICE

Why I Like GLG Pharma

Persistently activated STAT3 is a major contributor to human cancer; validating its usefulness as a cancer therapeutic target in collaboration with GLG will be a major milestone.



Said Sebti, Ph.D

CHAIR OF THE DRUG DISCOVERY DEPARTMENT AT MOFFITT

THE BUZZ ABOUT GLG PHARMA

This new partnership between the Skyline-Helomics venture and GLG is an important strategic step towards realizing technical and business synergies between our companies that could not have been possible in the past. We are now able to bring to the market a very novel and exciting approach to precision cancer therapies that will benefit oncologists, pathologists and patients while driving real value for our shareholders

Dr. Carl Schwartz

CEO of Skyline Medical

Companies like GLG Pharma demonstrate the promise of a diversified, knowledge-based economy in our state, and we are pleased to offer programs that help early-stage companies such as GLG Pharma achieve critical development milestones. GLG Pharma also represents the statewide connectivity provided by the Institute, which facilitated bringing together technology from West and Central Florida, management from Northeast Florida, and funding from Southeast Florida.



Jamie Grooms

Florida Institute President and CEO

One of several recent startup companies to be based on Moffitt technologies, GLG brings a highly experienced management team to the mix. Their combined experience in taking technologies through clinical trials instills confidence that these technologies surrounding an important target, like the STAT3 pathway, is being placed in capable hands. Our office is delighted that GLG Pharma will move this technology from the laboratory to the clinic to improve patient care

Ray Carpenter

Senior Licensing Manager of The Office of Technology Management and Commercialization at Moffitt

"This new partnership [between Skyline Medical/Helomics/GLG Phara] will leverage our existing technologies to further impact precision therapy for women with ovarian and breast cancer. Furthermore, it provides additional rich molecular and patient outcome data to continue the build out of our proprietary D-CHIP™ AI-powered bioinformatics platform within our venture with Skyline, which through partnerships with the Pharma industry, will inform the search for the therapies of tomorrow.

Gerald J. Vardzel Jr.

President & CEO at Helomics

SCIENCE IN POLAND

Polish researchers are working on a drug for malaria that can help cancer patients

TNBC Project research began in Poland in March, said representatives of GLG Pharma. TNBC (triple negative breast cancer) is one of the most lethal forms of breast cancer. Pre-clinical studies of GLG-805 (intravenous form of pyrimethamine) are being

April 23, 2018 @ scienceinpoland.pap.pl

GLG Pharma | Quark

GLG Pharma has a number of promising new drug therapies for treating previously untreatable cancers and other cellular proliferative cellular diseases in Stage I and Stage II clinical trials. These new drugs are based on STAT3 inhibitor technology

April 23, 2018 @ quarkventures.com

Skyline Medical and Helomics Announce a Joint Strategic Partnership with GLG Pharma

MINNEAPOLIS, Nov. 28, 2017 (GLOBE NEWSWIRE) -- GLG Pharma, a Jupiter, Florida company developing precision medicines that target the Signal Transducer and Activator of Transcription factor 3 ("p-STAT3 and STAT3") pathway, Skyline Medical

April 23, 2018 @ euroinvestor.dk

BRIEF-Skyline Medical and Helomics Announce Joint Strategic Partnership With GLG Pharma

Nov 28 (Reuters) - Helomics Corp: * SKYLINE MEDICAL AND HELOMICS ANNOUNCE A JOINT STRATEGIC PARTNERSHIP WITH GLG PHARMA * SKYLINE MEDICAL - NEW PARTNERSHIP TO FILE FOR EUROPEAN GRANT APPLICATION TO EXPAND GLG'S

April 1, 2018 @ businessinsider.com

Login | Evaluate

Evaluate is the premier online source for pharma and biotech analysis delivering exclusive, trusted commercial insight into industry performance since 1998.

March 14, 2018 @ evaluategroup.com

MOFFITT CANCER CENTER AND GLG PHARMA, LLC SIGN LICENSING AGREEMENT

TAMPA, Fla. - Moffitt Cancer Center and GLG Pharma, LLC announced today that they have entered into a licensing agreement under which GLG Pharma, LLC has acquired the exclusive worldwide rights to a technology platform that includes a series of

March 14, 2018 @ moffitt.org

Skyline Medical and Helomics Announce a Joint Strategic Partnership with GLG Pharma | Precision Therapeutics, Inc.

Companies to form a partnership for cell capture, culture and drug screening for ovarian and breast cancer patients MINNEAPOLIS, Nov. 28, 2017 (GLOBE NEWSWIRE) -- GLG Pharma, a Jupiter, Florida company developing precision

March 14, 2018 @ investors.skylinemedical.com

Precision Therapeutics Forms TumorGenesis Inc. Subsidiary to Focus on the Next Generation of Patient Derived Tumor Models

MINNEAPOLIS, Feb. 27, 2018 (GLOBE NEWSWIRE) -- Precision Therapeutics Inc. (NASDAQ: AIPT) ("Precision" or "the Company"), formerly Skyline Medical (NASDAQ: SKLN), a company focused on applying artificial intelligence to personalized medicine

February 27, 2018 @ globenewswire.com

Skyline Medical Signs Agreement for GLG Pharma to be Exclusive Distributor of STREAMWAY System in the U.K.

MINNEAPOLIS, Nov. 01, 2016-- Skyline Medical Inc., producer of the FDA- approved STREAMWAY ® System for automated, direct-to-drain medical fluid disposal, announces the signing of a distribution agreement granting GLG Pharma, LLC

November 1, 2016 @ cnbc.com

SNNLive - GLG Pharma, LLC

SNNLive spoke with Richard Gabriel, Chief Operating Officer of GLG Pharma, LLC, a private company, at the SeeThruEquity Fall MicroCap Investor Conference 2015 in New York City, NY. For more information: http://www.glgpharma.com/

September 28, 2015 @ youtube.com

GLG Pharma's STAT3 Signaling Inhibitor Selected for NCI's PREVENT Cancer Preclinical Drug Development Program

Jupiter, Florida July 16, 2013- GLG Pharma, LLC announces scientific and financial resources of the PREVENT Cancer program of the National Cancer Institute of the NIH have been approved to study the effects of its STAT3 signaling inhibitor, GLG-

July 22, 2013 @ florida-institute.com

Greetings from the Florida Institute

Issue 1 The Florida Institute for the Commercialization of Public Research is pleased to kick off 2013 with this inaugural issue of our quarterly newsletter. We would like to start by thanking all of our partners who helped ignite Florida's innovation economy

January 9, 2013 @ florida-institute.com

Florida Institute Funds Jupiter-Based GLG Pharma

Seed-Stage Company Focused on Cancer and Prliferative Diseases Boca Raton and Gainesville, FL - June 1, 2012 -The Institute for the Commercialization of Public Research (the Institute) announced today that it has provided early-stage funding to

June 1, 2012 @ florida-institute.com

Current Ovarian Cancer Treatments are 40% Effective

The current standard treatment for women with ovarian cancer is a combination of two drugs, Cisplatin and Taxol. The scary part? Only 40% of patients respond positively to this treatment. It's painful, difficult to endure, and the survival rate is in the single digits over a 10-year period. And for the other 60% of patients who don't respond, life expectancy is less than five years.



We're Working to Get That Number to 70%



No one has ever figured out why only 40% of women respond to standard treatment. So instead of designing a new drug, we're focused on making the current treatments more effective. Specifically, we focus on the inhibition of STAT3, a mechanism found in 30+ cancer types. We've found that by inhibiting STAT3 in cancer cells, standard treatments become significantly more effective. So far, we've run tests with 11 drugs and have found inhibiting STAT3 increased effectiveness in all 11. Plus, the National Cancer Institute is sponsoring our technology in 2 research areas at the PREVENT Cancer Program. These two pushes prove our concept and the long-term value of our research.

If we can isolate cancer tissues to figure out what makes patients respond well to Cisplatin and Taxol, we'll be able to increase medical response rates by 5-10%. That insight in and of itself would save lives. But if we can add those breakthroughs to our understanding of STAT3 inhibitors, we believe we can increase the patient response rate to 60-70%. This will help oncologists exponentially and could save tens of thousands of lives.



We Don't Need Years of FDA Approval For a Lucrative Exit



The moment we have proof that we can reverse resistance to Cisplatin and Taxol with our STAT3 inhibitor is the moment we can sell our technology. It's a billion-dollar molecule, one that would be in remarkably high demand on the open market, especially because we have a patent on the soluble STAT3 inhibitor.

Plus, our technology isn't subject to the same arduous FDA approval process that most drugs are. We've taken a drug that's been on the market for 50 years and administered to billions of people and turned it into a salt, which has never been done before. We then figured out a way to solubilize it, which means it can be administered via IV or IP.

Becuase this is a salt of an already approved drug, we don't need to go through the 3 stages of FDA approval. We don't even need to do animal toxicology screenings. We can quickly get into dosing patients in small qualities, test results, and then escalate doses across the patient population.

All of these factors mean that if successful, our exit will come much quicker than it does for most other drug technologies.

Our Progress So Far

If we hit our minimum fundraising target of $250k, we'll be able to fund on-going operations and focus on developing the STAT3 diagnostic coupled to testing patients using Gx-C# cell culture technologies. With $1M, we'll fund on-going operations and focus on a rollout of Gx-C3 technology with our operations in Poland using clinical trial patients from the Triple Negative Breast Cancer and Ovarian cancer trials that we will be running starting in the second quarter of this year.

Meet the Founders



Richard Gabriel
COO and Co-Founder

Helped develop 4 approved drugs in HIV and oncology. Spearheaded personalized medicine initiative at another company. Helped start several other companies in the oncology space.



Hector J Gomez
CEO, Medical Director, & Co-Founder

MD, PhD helped usher 10 approved drugs to market; a career starting with Merck, Pharmacia, Vertex



Tony Frudakis
Senior Vice President

Former professor, textbook author, and founder of both private and publicly traded companies.

AND THE REST OF THE TEAM



Robert Ballas

Head of Diagnostics Unit

President & Founder, Biomarker Associates, Inc. | Experienced in Biotechnology & Product Development



Bryan Lister

CEO of GLG Pharma UK

Promotes innovation through turning technology into necessary products | Former COO of NuVision



Piotr Sobis

CEO at GLG Pharma S.A.

Manager with experience in business management, financial analysis, Polish capital market regulation



Sunanda Singh, MD, PhD

Director of Cancer Immunology

Founder & CEO at Singh Biotechnology, LLC | Expert in KRAS and STAT3 technologies

Interview

Wefunder interviewed Richard Gabriel on March 9, 2018.

– COLLAPSE ALL

WF: What is GLG Pharma?

GABRIEL: We're an oncology company focused on helping women with ovarian cancer live longer and respond better to treatment.

Specifically, we focus on the inhibition of STAT3. STAT3 is a mechanism that is found in over 30 cancer types, including chemo-resistant and radiation-resistant cancers. We've found that in many patients, if we can inhibit STAT3 in cancer cells, chemotherapy and standard ovarian cancer treatment become effective again.

WF: What drugs exist to treat ovarian cancer?

GABRIEL: There really aren't any successful drugs. There's one called PD-L1, but you have to have the proper genetic subtype for it to be effective -- in other words, you have to have a specific genetic mutation for the treatment to work. Only between 3% and 8% of ovarian cancer patients have that mutation.

The standard therapy, which about 40% of women respond to, is a combination of two drugs, Cisplatin and Taxol. It's delivered in cycles of IV and intraperitoneal, or IP. It's a very painful process. About 40% of women treated this way survive, but over a 10-year period, the survival rate is in the single digits.

For the other 60% of patients, there really isn't any good therapy. If you don't respond to the Cisplatin-Taxol treatment, your life expectancy is less than five years.

WF: If an ovarian cancer patient doesn't respond to those treatments, what are her options?

GABRIEL: First, a doctor will look for obvious genetic mutations, like those on BRCA1 and BRCA2. If you have those, then there's a possibility that you could qualify for a clinical trial. But in all likelihood, women with this genetic mutation will be dead within five years.

There's a lot of talk about looking at other components. There are ATK derivatives and some research into PD-L1.

But with all these treatments, researchers are seeing resistance develop within a relatively short period of time. The cancer cells mutate around treatment, and the cancer colonies -- both the circulating cancer cells as well as the circulating cancer stem cells -- develop resistance to them.

STAT3, which we focus on, is a big part of that resistance. There have been some successes, though. An experiment at the Dana-Farber Cancer Institute has had some success with the PD-L1 inhibitors in combination with immunotherapy -- but of the 60% of the women who don't respond to the Cisplatin-Taxol treatment, that experiment leaves out about 90% of them.

WF: How does GLG Pharma's technology address this problem?

GABRIEL: It's critical to note that we don't know why only 40% of women respond to the leading treatment. No one has figured that out. We're hoping that, in being able to isolate those tissues and get larger quantities of them, we will be able to understand mechanistically what it is that makes the first round of patients actually respond favorably to this treatment. If we can figure that out, and we can move the needle by 5% or 10% -- up to 45% - 50% response rates -- that would be a huge gain for ovarian cancer patients.

Further, if we combine that understanding with our STAT3 inhibitors, we believe we can increase the response rate to 60% - 70%.

That's our goal -- to be able to give the oncologists a discrete, validated test that will help them understand whether a patient is likely to respond to treatment. We're using artificial intelligence and data mining to make our test as accurate as possible. We're really going back to old science techniques, which is to let the math tell you where you should go. Then, from there, we can then isolate those particular components and say, "Okay, well, this one is valid. For this patient set, this is valid."

This fundraise will allow us to actually work with patient samples with a hospital and a laboratory to refine our process so that we can help pick these patients and help the ones who are most likely to respond. Right now it's just a guessing game. Oncologists do the best that they can, but once you go in the program, they don't do any more testing. As an ovarian cancer patient, once you start the Cisplatin Taxol combination IP IV, there is no change. Doctors don't know until the treatment is complete whether it has succeeded or failed. With our system, we pull blood samples and monitor them as they're being treated. We'll be able to pick up those variants and send signals to oncologists -- there's a two-week lag period in between the treatments and that's enough time for the patient to recover sufficiently, so we can take a blood sample and see where they are.

Then, the research question becomes: Why do these women develop highly resistant ovarian cancers in the first place? We know that we can reverse resistance with our STAT3 inhibitors. We know that we can capture those cells and tag them. We know that we can see that they're growing, and we know how to culture them.

WF: How does your treatment technology work?

GABRIEL: Let's start at the beginning. Cancer cells fool our immune systems into believing that they're normal tissue, which is how they spread. We've used the same cancer cell lines to develop drugs for years and years, but the failure rate has been much higher than it should be. The reason for that failure is that once those cancer cells were plucked out of patients and put into a culture, no one was paying attention to what happened to the DNA and RNA and the proteomics.

A lot of the things doctors look for to identify certain types of cancers exist in very small quantities in the in vivo tissue, so drugs were designed to target them. But those traits were not actually important to the cancer cells. That's why so many drugs failed. It's not that those markers are inaccurate, just that they're not as well understood as they could be. One marker that everyone has sort of ignored is STAT3. Many scientists thought it was not a target that could respond to drugs. It had a pocket that was very loose. That was compounded by the fact that the cell lines that the STAT3 inhibitors were tested against were not good. Our research has proven that it really is an important marker. When you take tumor tissue and screen it against our STAT3 inhibitors, the drugs work really well. Our treatment actually goes in and it changes patients' profiles back to where they were when they were first susceptible to chemotherapy. It reduces the concentration of STAT3 to normal levels.

STAT3-related drugs are a class of drugs that we're working to develop, including some repurposed compounds. These are drugs that are approved for other indications that work as a proof of concept -- they work in inhibiting STAT3 and improving patient outcomes and treatments. When we increase the dose of STAT3 inhibitors, STAT3 levels in the blood drop, patients feel better, and they can again respond to chemotherapy that they had grown resistant to. Additionally, we also have new chemical entities that work actually better than existing treatments.

To summarize: We found the STAT3 marker, proved we could inhibit it, and in early trials, have proved that this can make existing drugs more effective.

WF: In greater scientific detail, how does your treatment technology work?

GABRIEL: Our company has developed a companion diagnostic, 52 identified compounds, and a technology we call GXC3. GX means *genetic analysis* of the patient as well as the tumor, and C3 stands for *capture, culture, and chemistry*, meaning screening combinations of drugs against the patient's tumor line.

We focus on ovarian cancer in the ascites fluid, which is present in most resistant ovarian cancers. In these cases, women develop a fluid in the abdomen in which the cancer cells are present, along with the tumor and the blood. The program we have identified is a combinatorial peptide screen for specific targets on different ovarian cancer cell lines.

In these cases, the peptides attach in a combinatorial way. Then, we have a second system where we're able to synthesize those peptides onto a support, and then screen the actual cancer cells to see if they're growing. Finally, we can take that information and culture up larger qualities of ovarian cancer tissue that closely match the patient's cancer. This is the thing no one else has accomplished yet: We trick the cancer cell into believing they're still in vivo.

WF: What studies and trials have you done to prove your concept?

GABRIEL: We know the STAT3 mechanism is one of the primary functions in chemo resistance, as well as radiation resistance, and we have shown that inhibiting STAT3 improves patient outcomes. We did a trial with Stage 4 chronic lymphocytic leukemia patients in which we were able to reverse resistance. Patients were given oral doses of this compound, and when we looked at their STAT3 levels in the blood, we found that as the dose went up, STAT3 levels went down, patients felt better, and they started responding to standard chemotherapy again.

We've run tests with 11 drugs -- we apply our treatment to drugs that were resisting those drugs, and after treatment with our STAT3 inhibitors, they become sensitive again to those treatments.

All that has proved our concept. Now, the National Cancer Institute is sponsoring research using our technology in two areas at the PREVENT Cancer program. One is triple-negative breast cancer, and the second is in bladder cancer. Both of those cancers have high rates of resistance, both to chemo and radiation, and they're metastatic.

To treat these, we've combined the GXC3 with a CLIA laboratory test called ChemoFX from a company called Helomics. We're tying into a system that has been screening combinations of drugs against pure cultures of cancer cells. They've done about 14,000 ovarian cancer samples, and about 8,000 of those have been with the ascites fluid, which our technology addresses. The problem with that test is in the process of isolating the cancer cells, as they change the DNA and RNA and proteomic profiles, so the cells no longer represent what's in the patient.

Other systems take the tissue directly and run a genomic screen, then spread the cells out across well plates -- but that's limited by sample size.

As such, there's not currently a good way to increase the volume of the tissue, so you can do many more combinations to see which combination of drugs work best.

WF: How did you decide to focus on ovarian cancer?

GABRIEL: The STAT3 technology could be applicable to any cancer, but we picked ovarian because we know those cells have ultra-high levels of STAT3 mutations, ovarian cancer is highly metastatic, and we have already captured ovarian cancer cells out of ascites fluid and cultured them -- so we know a lot about these cells and want to formalize that research.

Part of our relationship with Helomics -- which is in the process of becoming Precision Therapeutics -- is that we're focused one cancer at a time using this mechanism, and we're starting with ovarian. This funding will allow for a clinical trial that uses our STAT3 inhibitor in combination with ovarian cancer treatment standard protocol, Cisplatin and Taxol.

WF: How many people do you think this treatment could help?

GABRIEL: That patient population is high. There are probably 200,000 women being treated for ovarian cancer globally at any given time. There are 14,000 to 15,000 new patients every year in the U.S., and 14,000 to 15,000 more who die. Our goal is to treat the 60% of women who become resistant to the standard treatment before they become resistant.

Our partner, Precision, has 160,000 patient samples, and they have a lot of database information. They have 14,000 ovarian cancer samples, but those were collected using old technology, so they also have frozen tissues that we can resurrect once we know that we're onto something. Then, we can go back and mine the data we've gathered, and we can let the data tell us which direction we should go in for each of these variants.

If we can stop the resistance with standard line chemotherapy to Cisplatin and Taxol, we may not cure the cancer, but we're certainly going to extend the life of the patient beyond five years. If a woman has stage four cancer, and we can dose her with our STAT3 inhibitor IV, IP, and treat her again with Taxol and Cisplatin and she survives for longer than expected, that's a win. If we can treat a woman before the cancer reaches stage four, that's even better.

One problem with ovarian cancer, however, is that only about 5% or 6% of patients are diagnosed in stage one or two. If the cancer remains in the cavity of the abdomen, it doesn't get into the bloodstream and won't show up in a blood test, much like like prostate cancer for men. Scientists keep looking for markers, but haven't found any.

WF: Where are you in the drug development process?

GABRIEL: We'll be filing a European grant to research ovarian cancer in the first half of 2018. That would give us $8 million to $10 million over a 3-year period, which would allow us to take our technology and put it into clinical practice along with our partner, Precision Therapeutics. The goal of that is to test standard line chemotherapy drugs, including Taxol and Cisplatin, in combination with STAT3 inhibitors IV and IP, and monitor the cells using this technology.

First, we'll screen the patients to identify whether they're at high risk. Women who've reached stage four means the cancer has metastasized. There's little treatment that can help them. Those tumors are already mutating and inherently developing resistance. What we want to do is to capture those mutated tissues, either from a biopsy, an ascites fluid extraction, or from the blood, and then to do the combination trial on those tissues.

WF: Is your work subject to FDA approval?

GABRIEL: The base of our treatment is a new salt of an approved drug, which has been on the market for 50 years and been administered to some 3 billion people. This drug had just never been made into a salt. We figured out a way to solubilize it, so now we can make an IV and an IP formulation of it and it can be administered along with the Cisplatin and the Taxol, both IV and IP. That's the breakthrough, which we patented.

But because this drug has already been approved, we don't necessarily have to go through all three stages of FDA approval. We don't have to do any animal toxicology testing. We can go directly into patient safety profile dosing, which means dosing patients in small quantities, and then escalating doses across the patient population.

In this kind of test, if we're treating a patient with stage four ovarian cancer and we get a response, the oncologist is likely going to increase that patient's dose immediately. Stage four is a race against time. If we can show efficacy in five to 10 patients, our team will approach the FDA and say, "Listen, we think we're onto something here." The FDA is extremely interested in treatments for triple-negative breast cancer and ovarian cancer, as is the EMA.

WF: What is the "capture and culture" component of your technology? ^

GABRIEL: We started looking at the cancer cell lines and realized that they were screwed up, so we immediately went back to patient-derived samples. But ovarian cancer is like a measles infection. It spreads throughout the body in little micro-tumors, so it's almost impossible to collect a lot of tissue. That tissue is very precious to researchers.

So, to test this technology, we had to come up with a way to capture the cells we wanted and culture them without messing them up.

WF: What are you worried about? ^

GABRIEL: I worry that there's something about the salt that we haven't figured out yet. We don't need animal data, but would like to do some quick animal studies to ensure everything is as we expect. In clinical trials, we will have to dose patients in an escalated manner, which we would do anyway. But the GXC3 and the salt are less than a year old, so it's still brand-new technology to investors and doctors alike.

With doctors, we're just plugging another fluid into standard line chemotherapy for ovarian cancer, so we don't believe it will be a hard sell to oncologists or hospitals.

We have developed one other similar drug, GLG-302, which is used to treat patients before chemotherapy rather than during or after. The National Cancer Institute put almost $5 million into that program. We patented a new formulation of that drug that can be administered either through IV or IP, and it's exceptionally safe. It knocks the crap out of STAT3 cancer cells, and it kills cancer stem cells by itself. But it won't be to market for quite some time, since we have to do full animal toxicology studies.

WF: From a business perspective, what's the end game for this drug? ^

GABRIEL: We believe we can sell this technology. The moment that we have the proof that we can reverse resistance to Cisplatin and Taxol as combination therapy with our STAT3 inhibitor, that's it. It's a billion-dollar molecule, period, and we're going to get gobbled up.

Not only do we own the patent on the soluble STAT3 inhibitor, but we also have our cell capture, culture and screen technology, and a STAT3 diagnostic.

The moment we prove we can move the needle from 40% of women surviving standard line chemotherapy to 50%, we'll be able to patent this as a treatment, not just a salt. At that point, we can go out and buy our own Taxol and buy our own Cisplatin, and say, "Well, you can go buy the competitive products, and you can buy it from India and whatever, but you don't get to use our diagnostic and you don't get to use our GXC3, or if you do, you're going to use it at a higher price, so it's up to you." We'll sell it to you at the same price, but it allows us to control the patient, which is the key.

WF: Why hasn't anyone else discovered this? ^

GABRIEL: We went through an independent review panel with the National Cancer Institute. They brought in all the experts, and they examined two dozen compounds, and the only compound that was selected out of that group for their PREVENT Cancer program was ours, GLG-302. That's the drug we developed that can help patients before they begin chemotherapy. The same independent group has recommended approval for funding of human clinical trials, as soon as we finish our 10-month toxicology studies.

There isn't a pharmaceutical company in the world that can afford to do that kind of research that fast. The only people that can afford to do this are the NIH and the National Cancer Institute. They're going to distribute our GLG-302 pills across 29 cancer centers for the two patient populations they're targeting, bladder cancer and breast cancer. Those women will get 10-month treatment courses of our drug, and we'll get clinical trials. We could never afford to fund that on our own.

WF: What do you plan to do with the money you raise from Wefunder investors? ^

GABRIEL: The money we're raising now is focused first on laboratory testing. We want to zero in on understanding why certain women survive by responding to Cisplatin and Taxol while other women don't. That could help us develop a test to understand which patients our drug will effectively help and which it will not.

Second, we need to have better sample control. We need to extract cancer cells, then fool those test cells into thinking that they're still in vivo. If we can fool them, just like they fool us, then we can expand them, and we can do many more studies and have a higher degree of confidence in our results.

As we narrow our focus toward understanding exactly what's working and why, we can treat patients much more effectively.

WF: Who's on your team? ^

GABRIEL: Our co-founders are Richard Gabriel, COO, and Hector Gomez, CEO. Both are doctors. Gomez holds an M.D. and a Ph.D. During his career, he's taken 10 approved drugs to the FDA and EMA, and only one failed.

We have great relationships with experts in STAT3 at institutions across the globe. That includes the Mayo Clinic, the Dana-Farber Cancer Institute, and the Polish Oncology Network. They've offered us advice, helped us find funding, and even partnered with us for clinical trials of certain treatments.

We also have a strategic partnership with Precision Therapeutics. They're a public company, and have offered us some financial support as we go through these very expensive development processes. They also have that database of 160,000 patients, which is all HIPAA-compliant; plus artificial intelligence technology and a CLIA laboratory, which is industry-speak for a hospital laboratory that's not on hospital grounds. We're filing for the European grant together, and if we get it and the trials succeed, we'll share in the revenues.

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1 The Company may never complete a successful financing round and will remain underfunded and not receive any further funding and have to close operations or sell the company

2 The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the

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